Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Concrete Pumping Holdings, Inc.

Thornton, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-229402 and 333-230105) and Form S-8 (No. 333-230753) of Concrete Pumping Holdings, Inc. of our report dated January 14, 2020, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Dallas, Texas

January 14, 2020